Exhibit (a)(3)

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF CONSTITUTION CAPITAL PRIVATE MARKETS FUND, LLC”, CHANGING ITS NAME FROM “CONSTITUTION CAPITAL PRIVATE MARKETS FUND, LLC” TO “CONSTITUTION CAPITAL ACCESS FUND, LLC”, FILED IN THIS OFFICE ON THE THIRTIETH DAY OF SEPTEMBER, A.D. 2022, AT 9:45 O’CLOCK A.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE FIRST DAY OF OCTOBER, A.D. 2022.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State
6651475 8100	Authentication: 204527939
SR# 20223661515	Date: 10-01-22

You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF AMENDMENT TO CERTIFICATE OF FORMATION

OF

CONSTITUTION CAPITAL PRIVATE MARKETS FUND,LLC

It is hereby certified that:

1.	The name of the limited liability company ( hereinafter called the “limited liability company”) is Constitution Capital Private Markets Fund, LLC.

2.	The certificate of formation of the limited liability company is hereby amended by striking out Article First thereof and by substituting in lieu of said Article First the following new Article First:

“FIRST. The name of the limited liability company formed hereby is Constitution Capital Access Fund, LLC.”

3.	This Certificate of Amendment shall be effective as of October 1, 2022.

Executed on September 30, 2022

By:	/s/ John J. Guinee
Name:	John J. Guinee
Title:	Manager

State of Delaware
Secretary of State
Division of Corporations
Delivered 09:45 AM 09/30/2022
FILED 09:45 AM 09/30/2022
SR 20223661515 - File Number 6651475